Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated December 11, 2009 with respect to the consolidated financial statements of Resource America, Inc. and subsidiaries (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the adoption of Securities and Exchange Commission Staff Accounting Bulletin No. 108 on October 1, 2006) and schedules and internal control over financial reporting appearing in the 2009 Annual Report of Resource America, Inc. and subsidiaries on Form 10-K for the year ended September 30, 2009, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement of the aforementioned reports.

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

December 11, 2009